Exhibit 99.1

Warrior Met Coal Reports Fourth Quarter and Full Year 2022 Results

Achieved full year strong net income of $641.3 million
and all-time record Adjusted EBITDA of $994.2 million
Achieved all-time record annual cash flows from operations of $841.9 million
Ended 2022 with total liquidity of $952.8 million
Sets out guidance for 2023

BROOKWOOD, AL -- February 15, 2023 - Warrior Met Coal, Inc. (NYSE:HCC) (“Warrior” or the “Company”) today announced results for the fourth quarter and full-year 2022. Warrior is the leading dedicated U.S.-based producer and exporter of high quality metallurgical (“met”) coal for the global steel industry.

Warrior reported fourth quarter 2022 net income of $99.7 million, or $1.93 per diluted share, compared to net income of $138.5 million, or $2.68 per diluted share, in the fourth quarter of 2021. Adjusted net income for the fourth quarter of 2022 was $1.90 per diluted share compared to an adjusted net income of $3.17 per diluted share in the fourth quarter of 2021. The Company reported Adjusted EBITDA of $147.5 million in the fourth quarter of 2022, compared to Adjusted EBITDA of $240.2 million in the fourth quarter of 2021. While sales volumes were flat quarter over quarter, average net selling prices were 17% lower in the fourth quarter of 2022 compared to 2021, primarily due to stronger met coal market pricing in late 2021.

“In the fourth quarter, we delivered strong results despite shipment delays due to mechanical failures at the McDuffie Terminal and bad weather at the Port of Mobile, which continued to drive higher than normal inventories and lower shipment volumes,” commented Walt Scheller, CEO of Warrior. “We were pleased to see customer demand and coal prices hold firm despite lower steel production globally. As we jointly address the mechanical challenges with our partner at the McDuffie Terminal and as rail transportation performance continues to improve, we expect to ship higher volumes, returning our inventories to normal levels. We have already seen significant improvement from these joint efforts in the first six weeks of the year. Our fourth quarter results marked the conclusion of an exceedingly strong financial year for Warrior, which posted strong net income, record operating cash flows and set Company records for Adjusted EBITDA, more than double our 2021 Adjusted EBITDA at nearly $1 billion, as well as free cash flow and total liquidity. As a result, we are able to move ahead more rapidly with our transformational Blue Creek mine development project, which we believe will drive meaningful future growth, profitability and cash generation.”

“Overall, Warrior enters 2023 with excellent financial and operational momentum. Our current liquidity, which is at a record high, will enable us to continue to return excess cash to stockholders while investing in the future growth of the business through the rapid development of the Blue Creek mine,” Scheller concluded.

Warrior reported strong full year 2022 net income of $641.3 million and adjusted net income of $666.1 million, or net income of $12.40 per diluted share and adjusted net income of $12.88 per diluted share, compared to net income of $150.9 million and adjusted net income of $227.7 million, or net income of $2.93 per diluted share and adjusted net income of $4.43 per diluted share, in 2021. The Company reported an all-time record high Adjusted EBITDA of $994.2 million for the full year 2022 compared to $457.0 million for the full year 2021.

Operating Results
The Company produced 1.5 million short tons of met coal in the fourth quarter of 2022 compared to 1.1 million short tons in the fourth quarter of 2021. Fourth quarter production was the result of running both longwalls and five continuous miner units at Mine No. 7 and one longwall and three continuous miner units at Mine No. 4. For the full year of 2022, the Company produced 6.3 million short tons, or an increase of 12.7% compared to 2021. Sales volume in the fourth quarter of 2022 was 1.5 million short tons compared to 1.4 million short tons in the fourth quarter of 2021. Sales volumes for the full year 2022 were 5.6 million short tons, or a decrease of 10.5% compared to 2021 primarily due to the shipment delays caused by the Port of Mobile and low rail transportation performance throughout the year. Inventory levels increased to 855 thousand short tons at the end of December 31, 2022 from the 243 thousand short tons at the end of 2021 primarily due to the shipment delays.

Additional Financial Results
Total revenues were $344.8 million for the fourth quarter of 2022, including $329.9 million in mining revenues, which consisted of met coal sales of 1.5 million short tons at an average net selling price of $227.21 per short ton, net of demurrage and other charges. This compares to total revenues of $415.5 million in the fourth quarter of 2021. The average net selling price of the Company's met coal decreased 17% from $273.84 per short ton in the fourth quarter of 2021 to $227.21 per short ton in the fourth quarter of 2022 due to stronger met coal market pricing last year.

Cost of sales for the fourth quarter of 2022 was $180.7 million compared to $155.2 million for the fourth quarter of 2021. Cash cost of sales (including mining, transportation and royalty costs) for the fourth quarter of 2022 were $179.2 million, or 54.3% of mining revenues, compared to $153.3 million, or 38.6% of mining revenues in the same period of 2021. Cash cost of sales (free-on-board port) per short ton increased to $123.40 in the fourth quarter of 2022 from $105.80 in the fourth quarter of 2021, primarily reflecting the delayed impact of transportation and royalty costs and rising inflation in 2022. The full year 2022 cash cost of sales per short ton was $125.50 compared to $87.48 in for the full year 2021. Inflation accounted for approximately $5 per short impact during the fourth quarter and $4 per short ton for the full year 2022 primarily due to increases in the costs of diesel fuel, belt structure, roof bolts, cable, chemicals and other supplies, plus labor and parts on equipment repair and rebuilds.

Selling, general and administrative expenses for the fourth quarter of 2022 were $11.8 million, or 3.4% of total revenues. Depreciation and depletion costs for the fourth quarter of 2022 were $28.3 million, or 8.2% of total revenues. Warrior incurred net interest income of $1.7 million during the fourth quarter of 2022, compared to net interest expense of $9.4 million in the fourth quarter of 2021. Interest income earned on our cash investments exceeded interest expense on our outstanding notes and equipment leases.

Business interruption expenses were $3.4 million in the fourth quarter of 2022 and represent non-recurring expenses that are directly attributable to the ongoing labor strike for incremental safety and security, labor negotiations and other expenses. Idle mine expenses were $2.0 million in the fourth quarter of 2022 and represent expenses incurred with the reduced operations at the mines, such as electricity, insurance and maintenance labor.

Income tax expense was $19.7 million in the fourth quarter of 2022 due to income before income taxes of $119.3 million and primarily reflects the utilization of our net operating losses offset partially by an income tax benefit for depletion. This compares to an income tax expense of $26.7 million in the fourth quarter of 2021.

Cash Flow and Liquidity
The Company generated cash flows from operating activities in the fourth quarter of 2022 of $195.0 million, compared to $174.7 million in the fourth quarter of 2021. Capital expenditures for the fourth quarter of 2022 were $98.5 million, resulting in free cash flow of $96.5 million. Free cash flow was $54.4 million less than the fourth quarter of 2021 and reflected lower realized prices and higher capital expenditures and mine development costs.

Net working capital, excluding cash, for the fourth quarter of 2022 decreased by $46.7 million from the third quarter of 2022, primarily reflecting a decrease in accounts receivable due to lower average net selling prices, partially offset by higher inventories and lower accounts payable.

Cash flows used in financing activities for the fourth quarter of 2022 were $12.7 million, primarily due to payments of capital lease obligations of $7.9 million, the payment of the regular quarterly dividend of $3.1 million, and retirements of debt of $1.6 million.

The Company generated an all-time record $841.9 million of cash flows from operating activities for the full year 2022 compared to $351.5 million in 2021. Capital expenditures and mine development costs for the full year 2022 were $254.2 million, including $47.1 million for the development of Blue Creek. Cash flows used in financing activities for the full year 2022 were $153.1 million, primarily due to the payment of regular and special cash dividends of $79.7 million, retirements of debt of $39.4 million, and payments on capital lease obligations of $30.3 million.
The Company’s total liquidity as of December 31, 2022 was a record high $952.8 million, consisting of cash and cash equivalents of $829.5 million and available liquidity under its ABL Facility of $123.3 million, net of outstanding letters of credit of $8.7 million.

Capital Allocation
On February 9, 2023, the Board of Directors (the "Board") declared a regular quarterly cash dividend of $0.07 per share, which was an increase of 17% over the regular cash dividend declared by the Board on October 24, 2022, totaling approximately $3.7 million, which will be paid on February 27, 2023 to stockholders of record as of the close of business on February 20, 2023.

In addition, on February 13, 2023, the Board declared a special cash dividend (the "March 2023 Special Dividend") of $0.88 per share, totaling approximately $46.3 million, which will be paid on March 7, 2023, to stockholders of record as of the close of business on February 28, 2023. The Company continues to demonstrate its previous commitment to returning excess cash to stockholders while driving long-term growth with its investment in the development of its Blue Creek reserves.

Any future special dividends or stock repurchases from excess cash flows will be at the discretion of the Board and subject to consideration of several factors including business and market conditions, future financial performance and other strategic investment opportunities. The Company will also seek to optimize its capital structure to improve returns to stockholders while allowing flexibility for the Company to pursue very selective strategic growth opportunities that can provide compelling stockholder returns.

Company Outlook
The Company's outlook for 2023 is subject to many risks that may impact performance, such as the labor strike, ongoing mechanical issues at the McDuffie Terminal at the Port of Mobile, ongoing rail transportation issues, market conditions in the steel and met coal industries and overall global economic and competitive conditions, all as more fully described under Forward-Looking Statements. The Company's guidance for the full year 2023 is outlined below.

Coal sales	6.6 - 7.2 million short tons
Coal production	6.3 - 6.9 million short tons
Cash cost of sales (free-on-board port)	$109 - $125 per short ton
Capital expenditures for sustaining existing mines	$95 - $105 million
Blue Creek project and other discretionary capital expenditures	$325 - $345 million
Mine development costs	$10 - $14 million
Selling, general and administrative expenses	$42 - $48 million
Interest expense, net of interest income	$5 - $10 million
Income tax expense	18% - 20%

Key factors that may affect outlook include:
•Four planned longwall moves (Q1, Q2, and Q3 has two moves),
•HCC index pricing,
•Exclusion of other non-recurring costs,
•New labor contract, and
•Inflationary pressures.

The Company's guidance for its capital expenditures consists of sustaining capital spending of approximately $95-$105 million, including regulatory and gas requirements, and discretionary capital spending of $325-$345 million for the development of the Blue Creek reserves, final payments on two new sets of longwall shields originally purchased in 2022, and the final 4 North portal construction.

Environmental, Social and Governance Sustainability
The Company recently published its annual corporate environmental, social and governance sustainability report for 2022, which is located at http://www.warriormetcoal.com/corporate-sustainability/. The report was prepared in accordance with the codified standards of the Sustainability Accounting Standards Board. The Company is committed to transparency and open conversations surrounding environmental, social and governance topics. Although Warrior's underground metallurgical (met) coal operations have a minimal environment impact compared to surface-mined thermal coal, the Company strives to be an environmental steward by focusing on preservation of the environment, monitoring energy use, reducing greenhouse gas (GHG) emissions and effective land reclamation.

Use of Non-GAAP Financial Measures
This release contains the use of certain non-GAAP financial measures. These non-GAAP financial measures are provided as supplemental information for financial measures prepared in accordance with GAAP. Management believes that these non-GAAP financial measures provide additional insights into the performance of the Company, and they reflect how management analyzes Company performance and compares that performance against other companies. These non-GAAP financial measures may not be comparable to other similarly titled measures used by other entities. The definition of these non-GAAP financial measures and a reconciliation of non-GAAP to GAAP financial measures is provided in the financial tables section of this release.

Conference Call
The Company will hold a conference call to discuss its fourth quarter 2022 results today, February 15, 2023, at 4:30 p.m. ET. To listen to the event live or access an archived recording, please visit http://investors.warriormetcoal.com/. To listen to the event, live or access an archived recording, please visit http://investors.warriormetcoal.com/. Analysts and investors who would like to participate in the conference call should dial 1-844-340-9047 (domestic) or 1-412-858-5206 (international) 10 minutes prior to the start time and reference the Warrior Met Coal conference call. Telephone playback will also be available from 6:30 p.m. ET February 15, 2023, until 6:30 p.m. ET on February 22, 2023. The replay will be available by calling: 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and entering passcode 7984367.

About Warrior
Warrior is a U.S.-based, environmentally and socially minded supplier to the global steel industry. It is dedicated entirely to mining non-thermal met coal used as a critical component of steel production by metal manufacturers in Europe, South America and Asia. Warrior is a large-scale, low-cost producer and exporter of premium quality met coal, also known as hard-coking coal (HCC), operating highly efficient longwall operations in its underground mines based in Alabama. The HCC that Warrior produces from the Blue Creek coal seam contains very low sulfur, has strong coking properties and is of a similar quality to coal referred to as the premium HCC produced in Australia. The premium nature of Warrior’s HCC makes it ideally suited as a base feed coal for steel makers and results in price realizations near the S&P Global Platts Index price.  For more information, please visit www.warriormetcoal.com.

Forward-Looking Statements
This press release contains, and the Company’s officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding 2023 guidance, sales and production growth, ability to maintain cost structure, demand, the future direction of prices, management of liquidity, cash flows, expenses and expected capital expenditures and working capital, the Company's pursuit of strategic growth opportunities, the Company's future ability to return excess cash to stockholders, future effective income tax rates and payment of cash taxes, if any, as well as statements regarding production, the Company's ability to withstand economic instability, the development of the Blue Creek project, future reduction in shipping delays, and the outcome of negotiations with our labor union, including any potential changes to our production and sales volumes as a result of such outcome. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “project,” “target,” “foresee,” “should,” “would,” “could,” “potential,” “outlook,” “guidance” or other similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements represent management’s good faith expectations, projections, guidance, or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, without limitation, fluctuations or changes in the pricing or demand for the Company’s coal (or met coal generally) by the global steel industry; the impact of COVID-19 on its business and that of its customers, including the risk of a decline in demand for the Company's met coal due to the impact of COVID-19 on steel manufacturers; the impact of inflation on the Company, the impact of geopolitical events, including the effects of the Russia-Ukraine war; the inability of the Company to effectively operate its mines and the resulting decrease in production; the inability of the Company to transport its products to customers due to rail performance issues or the impact of weather and mechanical failures at the McDufffie Terminal at the Port of Mobile; federal and state tax legislation; changes in interpretation or assumptions and/or updated regulatory guidance regarding the Tax Cuts and Jobs Act of 2017; legislation and regulations relating to the Clean Air Act and other environmental initiatives; regulatory requirements associated with federal, state and local regulatory agencies, and such agencies’ authority to order temporary or permanent closure of the Company’s mines; operational, logistical, geological, permit, license, labor and weather-related factors, including equipment, permitting, site access, operational risks and new technologies related to mining and labor strikes or slowdowns; the timing and impact of planned longwall moves; the Company’s obligations surrounding reclamation and mine closure; inaccuracies in the Company’s estimates of its met coal reserves; any projections or estimates regarding Blue Creek, including the expected returns from this project, if any, and the ability of Blue Creek to enhance the Company's portfolio of assets, the Company's expectations regarding its future tax rate as well as its ability to effectively utilize its net operating losses to reduce or eliminate its cash taxes; the Company's ability to develop Blue Creek; the Company’s ability to develop or acquire met coal reserves in an economically feasible manner; significant cost increases and fluctuations, and delay in the delivery of raw materials, mining equipment and purchased components; competition and foreign currency fluctuations; fluctuations in the amount of cash the Company generates from operations, including cash necessary to pay any special or quarterly dividend; the Company’s ability to comply with covenants in its ABL Facility or indenture relating to its senior secured notes; integration of businesses that the Company may acquire in the future; adequate liquidity and the cost, availability and access to capital and financial markets; failure to obtain or renew surety bonds on acceptable terms, which could affect the Company’s ability to secure reclamation and coal lease obligations; costs associated with litigation, including claims not yet asserted; and other factors described in the Company’s Form 10-K for the year ended December 31, 2022 and other reports filed from time to time with the Securities and Exchange Commission (the “SEC”), which could cause the Company’s actual results to differ materially from those contained in any forward-looking statement. The Company’s filings with the SEC are available on its website at www.warriormetcoal.com and on the SEC's website at www.sec.gov.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors.
Contacts
For Investors:
Dale W. Boyles, 205-554-6129
dale.boyles@warriormetcoal.com

For Media:
D'Andre Wright, 205-554-6131
dandre.wright@warriormetcoal.com

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF OPERATIONS
($ in thousands, except per share)

	For the three months ended December 31,		For the twelve months ended December 31,
	2022	2021	2022	2021
Revenues:
Sales	$329,914	$396,790	$1,707,579	$1,028,283
Other revenues	14,836	18,755	31,159	30,933
Total revenues	344,750	415,545	1,738,738	1,059,216
Costs and expenses:
Cost of sales (exclusive of items shown separately below)	180,736	155,194	710,605	554,282
Cost of other revenues (exclusive of items shown separately below)	927	6,107	27,047	28,899
Depreciation and depletion	28,306	39,397	115,279	141,418
Selling, general and administrative	11,806	9,411	48,791	35,593
Business interruption	3,371	7,480	23,455	21,372
Idle mine	1,996	13,696	12,137	33,899
Total costs and expenses	227,142	231,285	937,314	815,463
Operating income	117,608	184,260	801,424	243,753
Interest income (expense), net	1,711	(9,435)	(18,995)	(35,389)
Loss on early extinguishment of debt	—	(9,678)	—	(9,678)
Other income	—	—	675	1,291
Income before income tax expense	119,319	165,147	783,104	199,977
Income tax expense	19,665	26,657	141,806	49,096
Net income	$99,654	$138,490	$641,298	$150,881
Basic and diluted net income per share:
Net income per share—basic	$1.93	$2.69	$12.42	$2.94
Net income per share—diluted	$1.93	$2.68	$12.40	$2.93
Weighted average number of shares outstanding—basic	51,654	51,430	51,622	51,382
Weighted average number of shares outstanding—diluted	51,760	51,580	51,715	51,445
Dividends per share:	$0.06	$0.05	$1.54	$0.20

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

QUARTERLY SUPPLEMENTAL FINANCIAL DATA:

	For the three months ended December 31,		For the twelve months ended December 31,
(short tons in thousands)(1)	2022	2021	2022	2021
Tons sold	1,452	1,449	5,621	6,282
Tons produced	1,468	1,108	6,315	5,604
Average net selling price	$227.21	$273.84	$303.79	$163.69
Cash cost of sales (free on board port) per short ton(2)	$123.40	$105.80	$125.50	$87.48
(1)    1 short ton is equivalent to 0.907185 metric tons.

RECONCILIATION OF CASH COST OF SALES (FREE-ON-BOARD PORT) TO COST OF SALES REPORTED UNDER U.S. GAAP:

(In thousands)	For the three months ended December 31,		For the twelve months ended December 31,
	2022	2021	2022	2021
Cost of sales	$180,736	$155,194	$710,605	$554,282
Asset retirement obligation accretion and valuation adjustments	(321)	(1,506)	(1,801)	(2,802)
Stock compensation expense	(1,243)	(380)	(3,379)	(1,917)
Cash cost of sales (free-on-board port)(2)	$179,172	$153,308	$705,425	$549,563

(2)     Cash cost of sales (free-on-board port) is based on reported cost of sales and includes items such as freight, royalties, labor, fuel and other similar production and sales cost items, and may be adjusted for other items that, pursuant to GAAP, are classified in the Condensed Statements of Operations as costs other than cost of sales, but relate directly to the costs incurred to produce met coal. Our cash cost of sales per short ton is calculated as cash cost of sales divided by the short tons sold. Cash cost of sales per short ton is a non-GAAP financial measure which is not calculated in conformity with U.S. GAAP and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe cash cost of sales per ton is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Cash cost of sales per ton may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)

RECONCILIATION OF ADJUSTED EBITDA TO AMOUNTS REPORTED UNDER U.S. GAAP:

	For the three months ended December 31,		For the twelve months ended December 31,
(In thousands)	2022	2021	2022	2021
Net income	$99,654	$138,490	$641,298	$150,881
Interest (income) expense, net	(1,711)	9,435	18,995	35,389
Income tax expense	19,665	26,657	141,806	49,096
Depreciation and depletion	28,306	39,397	115,279	141,418
Asset retirement obligation accretion and valuation adjustments	(725)	1,011	1,941	3,427
Stock compensation expense	3,371	607	17,621	9,370
Other non-cash accretion and valuation adjustments	(6,386)	800	(5,344)	1,881
Non-cash mark-to-market (gain) loss on gas hedges	—	(7,066)	27,708	1,595
Loss on early extinguishment of debt	—	9,678	—	9,678
Business interruption	3,371	7,480	23,455	21,372
Idle mine	1,996	13,696	12,137	33,899
Other income	—	—	(675)	(998)
Adjusted EBITDA (3)	$147,541	$240,185	$994,221	$457,008
Adjusted EBITDA margin (4)	42.8%	57.8%	57.2%	43.1%
(3)  Adjusted EBITDA is defined as net income before net interest (income) expense, income tax expense, depreciation and depletion, non-cash asset retirement obligation accretion and valuation adjustments, non-cash stock compensation expense, other non-cash accretion and valuation adjustments, non-cash mark-to-market (gain) loss on gas hedges, loss on early extinguishment of debt, business interruption expenses, idle mine expenses and other income.  Adjusted EBITDA is not a measure of financial performance in accordance with GAAP, and we believe items excluded from Adjusted EBITDA are significant to a reader in understanding and assessing our financial condition.  Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under GAAP.  We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations.  Furthermore, analogous measures are used by industry analysts to evaluate our operating performance.  Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.
(4) Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenues.

RECONCILIATION OF ADJUSTED NET INCOME TO AMOUNTS REPORTED UNDER U.S. GAAP:

(In thousands, except per share amounts)	For the three months ended December 31,		For the twelve months ended December 31,
	2022	2021	2022	2021
Net income	$99,654	$138,490	$641,298	$150,881
Alabama state income tax valuation allowance	—	—	—	24,965
Asset retirement obligation valuation adjustments, net of tax	(572)	150	1,530	150
Other non-cash valuation adjustments, net of tax	(5,035)	347	(4,214)	347
Business interruption, net of tax	2,658	5,898	18,494	16,852
Idle mine, net of tax	1,574	10,799	9,570	26,729
Loss on early extinguishment of debt, net of tax	—	7,631	—	7,631
Incremental stock compensation expense, net of tax	—	—	—	960
Other income, net of tax	—	—	(532)	(820)
Adjusted net income (5)	$98,279	$163,315	$666,146	$227,695

Weighted average number of basic shares outstanding	51,654	51,430	51,622	51,382
Weighted average number of diluted shares outstanding	51,760	51,580	51,715	51,445

Adjusted basic net income per share:	$1.90	$3.18	$12.90	$4.43
Adjusted diluted net income per share:	$1.90	$3.17	$12.88	$4.43
(5)    Adjusted net income is defined as net income net of asset retirement obligation valuation adjustment, other non-cash valuation adjustments, business interruption expenses, idle mine expenses, loss on early extinguishment of debt, incremental stock compensation expense and other income, net of tax (based on each respective period's effective tax rate). Adjusted net income is not a measure of financial performance in accordance with GAAP, and we believe items excluded from adjusted net income are significant to the reader in understanding and assessing our results of operations. Therefore, adjusted net income should not be considered in isolation, nor as an alternative to net income under GAAP. We believe adjusted net income is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Adjusted net income may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF CASH FLOWS
($ in thousands)

	For the three months ended December 31,		For the twelve months ended December 31,
	2022	2021	2022	2021
OPERATING ACTIVITIES:
Net income	$99,654	$138,490	$641,298	$150,881
Non-cash adjustments to reconcile net income to net cash provided by operating activities	50,846	70,736	283,855	216,325
Changes in operating assets and liabilities:
Trade accounts receivable	63,346	(48,880)	(29,676)	(38,852)
Inventories	(6,587)	26,990	(79,845)	45,693
Prepaid expenses and other receivables	(766)	(2,010)	8,113	8,538
Accounts payable	(12,051)	(3,576)	(5,442)	(20,322)
Accrued expenses and other current liabilities	2,759	(6,344)	22,803	(16,444)
Other	(2,207)	(693)	798	5,724
Net cash provided by operating activities	194,994	174,713	841,904	351,543
INVESTING ACTIVITIES:
Purchases of property, plant and equipment, and other	(85,220)	(23,744)	(205,242)	(57,893)
Mine development costs	(13,245)	—	(48,935)	(13,462)
Acquisition of leased mineral rights	—	—	(3,500)	—
Acquisition of Black Warrior Methane and Black Warrior Transmission, net of $2.8 million cash acquired	—	—	2,533	—
Proceeds from sale of property, plant and equipment and other	—	17	—	209
Net cash used in investing activities	(98,465)	(23,727)	(255,144)	(71,146)
FINANCING ACTIVITIES:
Net cash used in financing activities	(12,715)	(23,542)	(153,119)	(96,474)
Net increase in cash and cash equivalents	83,814	127,444	433,641	183,923
Cash and cash equivalents at beginning of period	745,666	268,395	395,839	211,916
Cash and cash equivalents at end of period	$829,480	$395,839	$829,480	$395,839

RECONCILIATION OF FREE CASH FLOW TO AMOUNTS REPORTED UNDER U.S. GAAP:

(In thousands)	For the three months ended December 31,		For the twelve months ended December 31,
	2022	2021	2022	2021
Net cash provided by operating activities	$194,994	$174,713	$841,904	$351,543
Purchases of property, plant and equipment and mine development costs	(98,465)	(23,744)	(254,177)	(71,355)
Free cash flow (6)	$96,529	$150,969	$587,727	$280,188
Free cash flow conversion (7)	65.4%	62.9%	59.1%	61.3%
(6) Free cash flow is defined as net cash provided by operating activities less purchases of property, plant and equipment and mine development costs. Free cash flow is not a measure of financial performance in accordance with GAAP, and we believe items excluded from net cash provided by operating activities are significant to the reader in understanding and assessing our results of operations. Therefore, free cash flow should not be considered in isolation, nor as an alternative to net cash provided by operating activities under GAAP. We believe free cash flow is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Free cash flow may not be comparable to similarly titled measures used by other companies.
(7) Free cash flow conversion is defined as free cash flow divided by Adjusted EBITDA.

WARRIOR MET COAL, INC.
CONDENSED BALANCE SHEETS
($ in thousands)

	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$829,480	$395,839
Short-term investments	8,608	8,505
Trade accounts receivable	151,826	122,150
Inventories, net	154,039	59,619
Prepaid expenses and other receivables	29,156	41,088
Total current assets	1,173,109	627,201
Mineral interests, net	88,636	93,180
Property, plant and equipment, net	738,947	603,412
Deferred income taxes	7,572	125,276
Other long-term assets	19,831	15,142
Total assets	$2,028,095	$1,464,211
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$39,026	$33,829
Accrued expenses	77,435	54,847
Short term financing lease liabilities	24,089	23,622
Other current liabilities	12,574	9,830
Total current liabilities	153,124	122,128
Long-term debt	302,588	339,806
Asset retirement obligations	64,581	65,536
Long-term financing lease liabilities	9,002	28,434
Deferred income taxes	23,378	—
Other long-term liabilities	27,907	36,324
Total liabilities	580,580	592,228
Stockholders’ Equity:
Common stock, $0.01 par value per share (140,000,000 shares authorized, 53,875,409 issued and 51,653,568 outstanding as of December 31, 2022, and 53,659,643 issued and 51,437,802 outstanding as of December 31, 2021)	539	537
Preferred stock, $0.01 par value per share (10,000,000 shares authorized, no shares issued and outstanding)	—	—
Treasury stock, at cost (2,221,841 shares as of December 31, 2022, and December 31, 2021)	(50,576)	(50,576)
Additional paid in capital	269,956	256,059
Retained earnings	1,227,596	665,963
Total stockholders’ equity	1,447,515	871,983
Total liabilities and stockholders’ equity	$2,028,095	$1,464,211